EXHIBIT 99.1
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EXL
SERVICE
global solutions
value delivered
                                                    350 Park Avenue
                                                    New York, NY 10022

FOR IMMEDIATE RELEASE

Contact: Jarrod Yahes                               PRESS: Kerry Kelly-Guiliano
Head of Investor Relations                          Financial Dynamics
ExlService Holdings, Inc.                           (617) 747-3603
(212) 277-7109                                      kerry.guiliano@fd.com
ir@exlservice.com




                  EXL NAMES CLYDE OSTLER TO BOARD OF DIRECTORS


New York, NY - December 10, 2007 - ExlService Holdings, Inc. (NASDAQ: EXLS), a recognized business solutions provider, today announced the appointment of Clyde W. Ostler to its Board of Directors.

Clyde W. Ostler, 60, will join EXL's Board of Directors as an independent director and will also serve on the Audit Committee and Compensation Committee of the Board of Directors. Mr. Ostler will replace Mr. Garen K. Staglin as a "financial expert" on the Audit Committee and he will also replace Mr. David B. Kelso on the Compensation Committee. Messrs. Staglin and Kelso will continue to serve on the other Committees of which they were members.

Mr. Ostler currently serves as Group Executive Vice President of Wells Fargo & Company where he is responsible for the Wealth Management Group and the Internet Services Group. Mr. Ostler joined Wells Fargo & Company in 1971 and has served in numerous roles during his tenure including General Auditor, Executive Vice President & Chief Financial Officer, and Vice Chairman in the Office of the President.

"I am excited to be joining a recognized leader in providing business solutions to winning multinational corporations, especially in the increasingly important area of global outsourcing and transformation of key business processes," commented Mr. Ostler.

Steven B. Gruber, Chairman of the Board of EXL, commented: "We are looking forward to having Clyde join EXL's Board of Directors. Clyde's significant experience and recognized industry leadership in financial services will complement our existing board of directors and will be a tremendous asset to EXL."

Vikram Talwar, CEO and Vice-Chairman of EXL, commented: "As a senior leader at one of the most successful global banking institutions, Clyde will serve as invaluable counsel to EXL management as we continue to execute on our ambitious growth plans."

Commenting on Mr. Ostler's appointment, Rohit Kapoor, President and Chief Operating Officer of EXL stated that "We are delighted that Clyde has decided to join our board and further strengthen our corporate governance structure. We look forward to leveraging Clyde's vast experience in Corporate Finance that would guide us in our strategic initiatives."

ABOUT EXLSERVICE HOLDINGS, INC.

EXLSERVICE HOLDINGS, INC. (NASDAQ: EXLS) IS A RECOGNIZED BUSINESS SOLUTIONS PROVIDER. EXL'S OFFERINGS PROVIDE A COMPETITIVE EDGE TO ITS CLIENTS BY TRANSFORMING AND OUTSOURCING BUSINESS PROCESSES. TRANSFORMATION SERVICES ENABLE CONTINUOUS IMPROVEMENT OF CLIENT PROCESSES BY BRINGING TOGETHER EXL'S CAPABILITIES IN REENGINEERING INCLUDING SIX SIGMA PROCESS IMPROVEMENT, RESEARCH & ANALYTICS, AND RISK ADVISORY SERVICES. EXL'S OUTSOURCING SERVICES INCLUDE A FULL SPECTRUM OF BUSINESS PROCESS SERVICES FROM OFFSHORE DELIVERY CENTERS REQUIRING ONGOING PROCESS MANAGEMENT SKILLS. HEADQUARTERED IN NEW YORK, EXL PRIMARILY SERVES THE NEEDS OF GLOBAL 1000 COMPANIES IN THE BANKING, FINANCIAL SERVICES, INSURANCE, UTILITIES, HEALTHCARE, TELECOMMUNICATIONS AND TRANSPORTATION SECTORS. FIND ADDITIONAL INFORMATION ABOUT EXL AT WWW.EXLSERVICE.COM.